                                                                      Exhibit 11


                      THE RIVAL COMPANY AND SUBSIDIARIES
                              Earnings Per Share
                     (in thousands except per share data)

                                                              Three Months ended
                                                                September 30,*
                                                              ------------------

                                                                1997      1996
                                                                ----      ----

Net earnings                                                   $3,726    $5,276
                                                               ======    ======
Weighted average common and common
    equivalent shares outstanding                               9,663     9,948
                                                               ======    ======

Earnings per common and common
    equivalent shares                                           $0.39     $0.53
                                                               ======    ======
Computation of weighted average
common and common equivalent
shares outstanding:
    Average common shares outstanding                           9,449     9,730
    Average number of options outstanding                         828       684
    Less treasury shares acquired with
        proceeds from exercise of options                        (614)     (466)
                                                               ------    ------
Weighted average common and common
    equivalent shares outstanding                               9,663     9,948
                                                               ======    ======


     *Fully diluted earnings per share are equal to primary earnings per share for both periods presented.